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                                                                   Exhibit 99.1

                        Press Release of the Registrant


     CURAGEN AND GENENTECH EXTEND BROAD-BASED DRUG DISCOVERY COLLABORATION

     CURAGEN RECEIVES PAYMENT TO REVISE AND EXTEND COLLABORATION AGREEMENT


Contact:
---------

Mark R. Vincent
---------------
Director, Corporate Communications
mvincent@curagen.com
CuraGen Corporation
1-888-GENOMICS
www.curagen.com

NEW HAVEN, CT AND SAN FRANCISCO, CA - APRIL 13, 2000 - CuraGen Corporation (Nasdaq: CRGN), an integrated genomics based drug discovery and development company, and Genentech, Inc. (NYSE: DNA), today announced the renewal of their drug research collaboration for a minimum of an additional two and one-half years. The collaboration, which began in 1997, involves the application of CuraGen's high-throughput functional genomic technologies and disease expertise to advance the discovery of novel protein therapeutics and antibodies.

CuraGen will receive research funding payments from Genentech for the collaborative discovery of genes that represent potential drugs, drug targets, and clinical markers. Under the terms of this extension, Genentech will pay CuraGen research fees for access to CuraGen's functional genomic technologies and databases. In return, Genentech will retain the rights to license, develop, and market therapeutics derived from these research efforts. CuraGen will also receive milestone and royalty payments based upon the development and sales of products that result from this collaboration. Financial terms of this deal were not disclosed.

"We are optimistic about the potential of this collaboration and are looking forward to making additional significant progress in our joint drug discovery efforts," said Dennis J. Henner, Ph.D., Senior Vice President of Research for Genentech, Inc.

"We are excited by this expansion and by the opportunity to continue advancing our achievements with Genentech. Since the inception of this collaboration, CuraGen has delivered a number of genes and potential protein drug and drug target candidates that may lead to new therapeutics," stated Jonathan M. Rothberg, Ph.D., Founder, Chairman, and CEO of CuraGen Corporation. Recent publications highlighting results of this collaboration include a manuscript outlining the discovery of a murine chemokine that regulates the proliferation of red blood cells, which appeared in the February edition of the journal Immunity. A second manuscript was published in the April edition of The Journal of Biological Chemistry that discusses discoveries made surrounding the hormone leptin and its role in obesity.

Genentech is the second partner to expand its collaboration with CuraGen this year. In March, COR Therapeutics expanded its agreement with CuraGen to utilize CuraGen's PathCalling(TM) proteomics technology and bioinformatics systems to create an annotated database of protein-protein interactions within disease pathways, which are derived from cardiovascular endothelial cells.

About Genentech, Inc.

Genentech, Inc. is a leading biotechnology company that discovers, develops, manufactures and markets human pharmaceuticals for significant unmet medical needs. Thirteen of the approved products of biotechnology stem from Genentech science. Genentech markets seven products directly in the United States. The company has headquarters in South San Francisco, California and is traded on the New York Stock Exchange under the symbol DNA.

About CuraGen Corporation

CuraGen Corporation is advancing the discovery and development of pharmaceutical and life science products through the systematic application of genomics. CuraGen's fully integrated, Internet-based functional genomic technologies, services, and information systems are designed to rapidly generate comprehensive information about genes, human genetic variations, gene expression, protein pathways, and potential products that affect these pathways. The Company is applying these functional genomic technologies to develop protein drugs, antibody drugs, and small molecule drug targets. CuraGen's research collaborators include Abgenix, Biogen, COR Therapeutics, Gemini, Genentech, Glaxo Wellcome, Hoffmann-La Roche, Pioneer Hi-Bred International, and Roche Vitamins. CuraGen employs over 300 people and is headquartered in New Haven, CT. Additional Company information is available at http://www.curagen.com.

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This release may contain forward-looking statements that are subject to certain risks and uncertainties, including CuraGen's ability to successfully enhance and develop its technologies. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The Company cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: the Company's early stage of development, technological uncertainty and product development risks, uncertainty of additional funding, reliance on research collaborations, competition, the Company's ability to protect its patents and proprietary rights and uncertainties relating to commercialization rights.

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